EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Cadence Financial Corporation 2006 Long-Term Incentive Compensation Plan of our reports dated February 8, 2006 (except for Note W, as to which the date is February 26, 2006) relating to the consolidated financial statements of Cadence Financial Corporation (formerly NBC Capital Corporation) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report 10-K of NBC Capital Corporation for the year ended December 31, 2005.

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi
August 21, 2006